Exhibit 10.4
July 16, 2012

Dear Bill:

This letter agreement confirms our discussions regarding your employment at EMC Corporation ("EMC"). It is expected that you will remain a full time employee of EMC through February 12, 2017. At such time, you have indicated that you may retire. For purposes of this letter agreement, your resignation on or after February 12, 2017 shall be known as the “Retirement Date.”

On your Retirement Date, you will be permitted to continue to vest in all your then-outstanding EMC equity grants in accordance with the original vesting schedules, subject to any applicable restrictions under IRC Section 409A.

In the event you are involuntarily terminated by EMC without “cause” prior to the Retirement Date, you will be permitted to continue to vest in all your then-outstanding EMC equity grants in accordance with the original vesting schedules, subject to any applicable restrictions under IRC Section 409A.

Except as specifically provided in this letter agreement, all equity grants shall continue to be subject to the terms and conditions of the EMC stock plan(s) and applicable grant agreements.

During the period of time that your EMC equity continues to vest after your Retirement Date, the EMC Key Employee Agreement signed by you on October 18, 2011 (the “KEA”), including but not limited to Section 1(b) thereof, shall continue in full force and effect as if you continued to be an active employee of EMC through the end of the latest vesting period of your equity grants. During the period of time that your EMC equity continues to vest after your involuntary termination without “cause,” the KEA shall continue in full force and effect in accordance with its terms unless otherwise agreed by EMC in writing. The KEA is incorporated by reference into this letter agreement.

In the event that, at any time following your Retirement Date or involuntary termination without “cause,” you intend to relinquish your rights with respect to your unvested equity for which you would otherwise be eligible under this letter agreement, you shall immediately provide written notice to EMC’s Office of the General Counsel of such intent. Upon receipt of such written notice following your Retirement Date, all of your then-outstanding unvested equity shall immediately expire and be forfeited and the one (1) year non-competition restrictions set forth in Section 1(b) of the KEA shall commence. Upon receipt of such written notice following your involuntary termination without “cause,” all of your then-outstanding unvested equity shall immediately expire and be forfeited and the KEA shall continue in full force and effect in accordance with its terms.

In the event your employment is terminated by EMC for "cause" prior to the Retirement Date, all your EMC equity grants shall immediately expire. For purposes of this letter agreement, "cause" means the occurrence of any of the following, as determined by EMC management in its sole discretion: (i) serious misconduct by you in the performance of your employment duties; (ii) your conviction of, or entering a guilty plea with respect to, a felony or a misdemeanor involving moral turpitude; (iii) your commission of an act involving personal dishonesty that results in financial, reputational, or other harm to EMC or its affiliates or subsidiaries; (iv) your failure to comply with any applicable term set forth in the KEA; or (v) your material violation of any rule, policy, procedure or guideline of EMC or its affiliates or subsidiaries, including but not limited to EMC’s Business Conduct Guidelines.

In addition to any rights or remedies that either you or EMC may have under this letter agreement or any stock plan, stock agreement or the KEA, in the event that you violate the KEA or this letter agreement after your Retirement Date or involuntary termination without “cause,” EMC reserves the right to cancel any then-outstanding equity.

This letter agreement supersedes, effective as of date hereof, the letter agreement by and between you and EMC, dated October 13, 2011, and shall inure to the benefit of and be binding on the successors and assigns of EMC and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the doctrine of conflicts of law. This letter agreement is executed under seal.

Please acknowledge your agreement to the terms herein in the space provided below. Thank you.

Very truly yours,

/s/ Joseph M. Tucci
Joseph M. Tucci
Chairman, President & CEO

Acknowledged and agreed:

/s/ William F. Scannell	7/16/12

William F. Scannell	Date